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Exhibit 10.07

Omneon Video Networks Logo

August 29, 2003

Laura Perrone

Dear Laura:

This offer letter supercedes a version communicated earlier.

I am pleased to offer you a position with Omneon Video Networks, Inc. (the "Company") as Vice President of Finance and Chief Financial Officer. Your position with the Company pursuant to the terms and conditions of this letter will commence as soon as possible. While employed by the Company, you will report to the Chief Executive Officer and have such duties and responsibilities as may from time to time require. During the initial twelve months of your employment, you may be asked to work at a reduced workload, but not less than 60% of a normal workweek. You agree to perform your duties faithfully and to the best of your abilities and to devote your full business efforts and time to the Company. Additionally, while employed by the Company, you agree to not actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without prior approval of the Chief Executive Officer.

While employed by the Company, you will receive as compensation for your services a base salary at the annualized rate one hundred and sixty-five thousand dollars ($165,000). You will also be eligible to earn a variable bonus, of up to 20% of your base salary, based upon meeting operational milestones to be determined by the Chief Executive Officer. You salary and bonus will be paid periodically in accordance with normal Company payroll practices and be subject to the usual, required withholding.

Additionally, subject to approval by the Board, you will be granted a stock option to purchase 152,268 shares (approximately 1.0%) of Company common stuck, subject to the approval of the board of directors, at an exercise price to be determined by the Board. Subject to the accelerated vesting provisions referenced herein, 25% of the shares (pro-rated as a function of your workload) subject to the option will vest on the one-year anniversary of your employment with the Company, and the remaining shares will vest evenly over the following 36 months thereafter, subject to your continued employment with the Company on the relevant vesting dates. The option will be subject to the terms and conditions of the Company's 1998 Stock Option Plan and the applicable option agreement between you and the Company, both of which are incorporated herein by reference.

During your employment with the Company, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company's group medical, dental, vision, disability and life insurance plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

If (i) you terminate your employment with the Company for Good Reason or (ii) the Company terminates your employment other than for Cause, and you sign and do not revoke a standard release of claims with the Company, then (i) you will be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your then current base salary for a period of two (2) months from the date of such termination, to be paid periodically in accordance with the Company's normal payroll policies; (ii) during the two (2) month period following your termination of employment, the Company will pay for the same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for you and your covered dependents on the day immediately preceding the date of such termination; and (iii) any options held by you to purchase shares of the Company's common stock will immediately vest and become exercisable as to that number of shares, if any, that would have vested had you remained employed by the Company through the two (2) month period from the date of such termination ("Severance Benefits").

Notwithstanding the foregoing, if within one year following a Change of Control (i) you terminate your employment with the Company for Good Reason or (ii) the Company (or its successor) terminates your employment other than for Cause, and you sign and do not revoke a standard release of claims with the Company, than (i) you will be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your then current base salary for a period of four (4) months from the date of such event, to be paid periodically in accordance with the Company's normal payroll policies; (ii) during the four (4) month period following your termination of employment, the Company will pay for the same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for you and your covered dependents on the day immediately preceding the date of such termination; and (iii) any options held by you to purchase shares of the Company's common stock will immediately vest and become exercisable as to that number of shares, if any, that would have vested had you remained employed by the Company through the twelve (12) month period from the date of such termination ("Change of Control Benefits"). If you receive Change of Control Benefits, you will no longer be entitled to receive Severance Benefits.

"Cause" is defined as (i) an act of material dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony, (iii) your gross misconduct, or (iv) your continued substantial violations of your employment duties after you have received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that you have not substantially performed your duties.

"Change of Control" is defined as the occurrence of any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities, (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets, or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

"Good Reason" is defined at any of the following, without your express written consent, (i) a significant reduction of your duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction, or your removal from such position, duties and responsibilities, unless you are provided with comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the President of the Company remains as such following a change of control but is not made the President of the acquiring corporation) will not constitute "Good Reason;" (ii) a material reduction by the Company of your base salary as in effect immediately prior to such reduction (other than in connection with a Company-wide salary reduction program applicable to similarly-situated executives); or (iii) your relocation to a facility or a location more than fifty (50) miles from your current location.

You should understand that your employment with the Company is "at-will," and may be terminated by you or the Company at any time and for any reason. This offer letter and the confidential information and/or inventions assignment agreement between you and the Company that you will be expected to execute upon commencement of your employment represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral.

The terms and conditions set forth in this offer letter will be binding and inure to the benefit of (i) your heirs, executors and legal representatives upon your death, and (ii) any successor of the Company. In the event any of the terms and conditions set forth in this offer letter becomes, or is determine to be, illegal, unenforceable or void, all other terms and conditions will continue in full force and effect.

You agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company under this Agreement or otherwise or the termination of your service with the Company, including any breach of this Agreement, will be subject to binding arbitration. You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you. You agree that any arbitration will be administered in Santa Clara, California by the American Arbitration Association and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes.

This letter will be governed by the laws of the state of California, with the exception of its conflict of laws provisions.

Please sign below to indicate your acceptance and agreement to the terms set forth in this offer letter and fax the signed offer letter to me at 408.585.5098. If you have any questions, don't hesitate to contact me. I am excited to welcome you to the Company, and I look forward to your participation in the Company's future success.

Sincerely,

/s/ JOSEPH S. KENNEDY Joseph S. Kennedy
President and Chief Executive Officer Omneon Video Networks, Inc.
Accepted and agreed to this 29th day of August, 2003
/s/ LAURA PERRONE Signature

Letter of Amendment

Omneon Video Networks Logo

September 18, 2006

Laura Perrone

Dear Laura:

This letter amends the offer letter from Omneon to you dated August 20, 2003, to conform the severance benefits described in paragraphs 5 through 9 of your current letter to the standard recently adopted by the Compensation Committee. The offer letter is attached hereto for your reference.

The changes to your current severance benefits are to increase your severance payment and health coverage and benefits to 6 months following a Change of Control.

Paragraphs 7 through 10 of your offer letter are deleted and replaced with the following:

Notwithstanding the foregoing, if within one year following a Change of Control (i) you terminate your employment with the Company for Good Reason or (ii) the Company (or its successor) terminates your employment other than for Cause, and you sign and do not revoke a standard release of claims with the company, then (i) you will be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your then current base salary for a period of six (6) months from the date of such event, to be paid periodically in accordance with the Company's normal payroll policies; (ii) during the six (6) month period following your termination of employment, the Company will pay for the same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for you and your covered dependents on the day immediately preceding the date of such termination; and (iii) any options held by you to purchase shares of the Company's common stock will immediately vest and become exercisable as to that number of shares, if any, that would have vested had you remained employed by the Company through the twelve (12) month period from the date of such termination ("Change of Control Benefits").

"Cause" is defined as (i) an act of material dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony, (iii) your gross misconduct, or (iv) your continued substantial violations of your employment duties after you have received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that you have not substantially performed your duties.

"Change of Control" is defined as the occurrence of any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities, (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets, or (iii) the consummation of a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

"Good Reason" is defined as any of the following, without your express written consent, (i) a significant reducing of your duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction, or your removal from such position, duties and responsibilities, unless you are provided with comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the President of the Company remains as such following a change of control but is not made the President of the acquiring corporation) will not constitute "Good Reason;" (ii) a material reduction by the Company of your base salary as in effect immediately prior to such reduction (other than in connection with a Company-wide salary reduction program applicable to similarly-situated executives); or (iii) your relocation to a facility or a location more than fifty (50) miles from your current location.

Except as expressly stated in this letter, we agree no other changes are made to your revised Offer Letter.

Please acknowledge your agreement with the amendment by signing below and returning the original to me for filing with the Company's records. Should you have any questions or comments, please do not hesitate to contact me.

Thank you for your assistance and cooperation with this matter.

Very truly yours,

Joseph S. Kennedy, President

ACKNOWLEDGED and AGREED this 18th day of
September, 2006.

/s/ LAURA PERRONE Laura Perrone

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  Exhibit 10.07